UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PDF SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

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PDF SOLUTIONS, INC.
333 West San Carlos Street
Suite 700
San Jose, CA 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 30, 2007

On Wednesday, May 30, 2007, PDF Solutions, Inc., a Delaware corporation (the “Company”), will hold its Annual Meeting of Stockholders at the Fairmont Hotel, located at 170 South Market Street, San Jose, California 95113. The Meeting will begin at 1:30 p.m. local time.

Only record stockholders who owned stock at the close of business on April 4, 2007 can vote at this Meeting or any adjournment that may take place. At the Meeting we will:

•	Elect two Class III nominees to the Board of Directors to serve for a three-year term expiring on the first Annual Meeting of Stockholders that occurs after December 31, 2009, or until such directors’ respective successors are duly elected and qualified.

•	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

•	Transact any other business properly brought before the Meeting.

•	You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement.

Our Board of Directors recommends that you vote in favor of each of the two proposals outlined in this Proxy Statement.

We cordially invite all stockholders of record at the record date or persons who hold a valid proxy for the Annual Meeting to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, please either mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided or vote your shares by telephone or via Internet to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card or vote via telephone or Internet and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

At the Meeting, we will also report on our business results and other matters of interest to stockholders.

By Order of the Board of Directors,

PETER COHN
Secretary

San Jose, California
April 24, 2007

PDF SOLUTIONS, INC.
333 West San Carlos Street
Suite 700
San Jose, CA 95110

PROXY STATEMENT
for the
2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 30, 2007

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set April 4, 2007 as the record date for the Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Meeting, with each share entitled to one vote. On the record date, there were 27,979,623 shares of our common stock outstanding.

Voting materials, which include this Proxy Statement, a proxy card and the 2006 Annual Report, will be mailed to stockholders on or about April 30, 2007.

In this Proxy Statement:

•	“We,” “us,” “our,” “PDF” “PDF Solutions” and the “Company” refer to PDF Solutions, Inc.

•	“Annual Meeting” or “Meeting” means our 2007 Annual Meeting of Stockholders

•	“Board of Directors” or “Board” means our Board of Directors

•	“SEC” means the Securities and Exchange Commission

We have summarized below important information with respect to the Annual Meeting.

Time and Place of the Annual Meeting

The Annual Meeting is being held on Wednesday, May 30, 2007 at 1:30 p.m. local time at the Fairmont Hotel, located at 170 South Market Street, San Jose, California 95113.

All stockholders of record who owned shares of our stock as of April 4, 2007, the record date, may attend the Annual Meeting.

Purpose of the Proxy Statement and Proxy Card

You are receiving a Proxy Statement and proxy card from us because you owned shares of our common stock on April 4, 2007, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint John K. Kibarian and Keith A. Jones as your representatives at the Meeting. Messrs. Kibarian and Jones will vote your shares, as you have instructed them on the proxy card, at the Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Meeting it is a good idea to complete, sign and return your proxy card or vote your shares by telephone or via Internet in advance of the meeting just in case your plans change.

Proposals to be Voted on at This Year’s Annual Meeting

You are being asked to vote on:

•	The election of two Class III directors to serve on our Board of Directors.

•	The ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

The Board of Directors recommends a vote FOR each proposal.

Voting Procedure

You may vote by mail

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the Meeting

We will pass out written ballots to anyone who wants to vote at the Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Annual Meeting.

You may vote by telephone or electronically

If you live in the United States or Canada, you may submit your proxy by following the Vote by Telephone instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions on the proxy card.

You may change your mind after you have returned your proxy card

If you change your mind after you return your proxy card or submit your proxy by telephone or Internet, you may revoke your proxy at any time before the polls close at the Meeting. You may do this by:

•	entering a new vote by telephone, over the Internet or by signing and returning another proxy card at a later date;

•	providing written notice of the revocation to the Secretary; or

•	voting in person at the Annual Meeting.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all of your shares are voted.

Quorum Requirement

Shares are counted as present at the Meeting if the stockholder either:

•	is present and votes in person at the Meeting, or

•	has properly submitted a proxy card or voted by telephone or Internet.

A majority of our outstanding shares present (either in person or by proxy) constitutes the quorum required for holding the Annual Meeting and conducting business.

Consequences of Not Returning Your Proxy Card; Broker Non-Votes

If your shares are held in your name, you must return your proxy card or vote by telephone or Internet (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held in “street name” and you do not return your proxy card or vote by telephone or Internet, your stockbroker may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder or a proposal related to a stock incentive plan). If the proposals to be acted upon at the Meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.”

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast. Since there are no non-routine matters to be acted upon at the Meeting, the voting results from the Meeting are not expected to include broker non-votes.

We encourage you to provide instructions to your stockbroker by returning your proxy card or voting by telephone or Internet. This ensures that your shares will be voted at the Meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST a proposal for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Required Vote

Assuming a quorum is present, the two nominees receiving the highest number of affirmative votes will be elected as directors.

Vote Solicitation; Use of Outside Solicitors

PDF Solutions, Inc. is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may contact you by telephone, Internet, in person or otherwise to obtain your proxy. PDF Solutions, Inc. will bear the cost of this solicitation, but our directors, officers and employees that assist us in this solicitation will not receive any additional compensation for doing so. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy materials.

Voting Procedures

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of Computershare, our transfer agent, and transmitted to Keith A Jones, our Vice President of Finance and Chief Financial Officer, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed and represented by votes cast using the telephone or Internet and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card which is returned but not marked will be voted FOR the director nominee, FOR each of the other proposals discussed in this Proxy Statement, and as the proxy holders deem desirable for any other matters that may come before the Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

We will announce preliminary voting results at the Meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007, which we will file with the SEC. You may obtain a copy free of charge from our Internet web site at www.pdf.com, by contacting our Investor Relations Department at (408) 280-7900 or the SEC at (800) 732-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov.

Other Business

We do not know of any business to be considered at the 2007 Annual Meeting other than the proposals described in this Proxy Statement. However, because we did not receive notice of any other proposals to be brought before the Meeting, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to John K. Kibarian and Keith A. Jones to vote on such matters at their discretion.

Proposals for 2008 Annual Meeting

To have your proposal included in our proxy statement for the 2008 Annual Meeting, pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, you must submit your proposal in writing by the date that is 120 calendar days before the anniversary of the date this year’s proxy statement is “released to stockholders” (i.e., the mailing date) to the attention of our Secretary, PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, CA 95110.

In addition, our Bylaws provide that a proposal that the stockholder delivers or mails to our principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s meeting shall be timely received; provided, however, that if the date of the annual meeting is more than 30 days prior to or more than 60 days after such anniversary date and less than 60 days notice of the date of the meeting is given to stockholders, to be timely, the proposal must be received from the stockholder not later than the close of business on the 10th day following the date the notice of meeting was mailed.

If you submit a proposal for the 2008 Annual Meeting after the date that is less than 90 days prior to April 30, 2008, or the anniversary date of the mailing of this year’s Proxy Statement, management may or may not, at their discretion, present the proposal at the meeting, and the proxies for the 2008 Annual Meeting will confer discretion on the management proxy holders to vote against your proposal.

PROPOSAL NO. 1

Election of Directors

We have nominated two candidates for election to the Board this year. Detailed information on each of the nominees is provided below.

The Board is divided into three classes with each director serving a three-year term and one class being elected at each year’s Annual Meeting of stockholders. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate. Each Class III nominee listed has consented to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class III directors for the ensuing three-year term. Unless marked otherwise, proxies received will be voted FOR the election of each of the two nominees. If additional people are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed below are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Nominees for the Board of Directors

The Company’s Bylaws provide that the number of directors shall be established by the Board or the stockholders of the Company. The Company’s Certificate of Incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Pursuant to the Company’s Bylaws, the Board has set the number of Directors at seven, consisting of three Class I directors, two Class II directors and two Class III directors. Two Class III directors are to be elected at the Annual Meeting. These Class III directors will hold office until the Annual Meeting that occurs after the fiscal year ending December 31, 2009 or until their successors have been duly elected and qualified. The terms of the Class I and Class II directors will expire at the Annual Meeting of Stockholders next following the fiscal years ending December 31, 2008 and December 31, 2009, respectively.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. Mr. Kibarian and Ms. Billat are currently directors of the Company. In the event that a nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill such vacancy. It is not expected that the nominees listed below will be unable or will decline to serve as a director.

Set forth below are the names of, and certain information as of March 31, 2007 about the business experience of, the nominees for Class III directors and the current Class I and Class II directors with unexpired terms.

Name	Age	Principal Occupation

Nominees for and Current Class III Directors
John K. Kibarian, Ph.D.	43	Chief Executive Officer, President and Director of PDF Solutions, Inc.
Susan H. Billat	56	Semiconductor Industry Consultant
Continuing Class II Directors
Lucio L. Lanza	62	Managing Director, Lanza techVentures
Kimon Michaels, Ph.D.	41	Co-Vice President, Client Services and Director of PDF Solutions, Inc.
Continuing Class I Directors
Thomas Caulfield, Ph.D.	48	Semiconductor Industry Executive
Albert Y.C. Yu, Ph.D.	66	Private Venture Capital Investor
R. Stephen Heinrichs	60	Private Venture Capital Investor

Business Experience of Nominees and Incumbent Directors

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among any of the directors or executive officers of the Company.

John K. Kibarian, Ph.D., one of our co-founders, has served as President since November 1991 and has served as our Chief Executive Officer since July 2000. Mr. Kibarian has served as a director since December 1992.

Mr. Kibarian received a B.S. in Electrical Engineering, a M.S. E.C.E. and a Ph.D. E.C.E. from Carnegie Mellon University.

Susan H. Billat has served as a director since September 2003. Ms. Billat is a principal of Benchmark Strategies, a consulting firm providing independent analysis of the semiconductor equipment industry, which she founded in 1990. From 1996 to 2002, Ms. Billat served with Robertson Stephens, a former investment bank, most recently as a managing director and senior semiconductor equipment research analyst. Ms. Billat is a director and member of the audit committee of Ultra Clean Holdings, Inc., a semiconductor equipment company. Ms. Billat received both a B.S. and a M.S. in physics from the Georgia Institute of Technology.

Lucio L. Lanza has served as the Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee since April 2004 and as a director since November 1995. Mr. Lanza is the managing director of Lanza tech Ventures, an early stage venture capital and investment firm, which he founded in January 2001. From 1990 to December 2000, Mr. Lanza served as partner of U.S. Venture Partners, a venture capital firm. Mr. Lanza served as chairman of the board of directors of Artisan Components, Inc., a semiconductor intellectual property company, from November 1997 until December 2004 and as a director from March 1996 until December 2004. Mr. Lanza has served as a director of ARM Holdings, PLC since December 2004. He holds a doctorate in electronic engineering from Politecnico of Milano.

Kimon Michaels, Ph.D., one of our co-founders, has served in vice presidential capacities since March 1993 including currently as Co-Vice President, Client Services, and as a director since November 1995. He also served as Chief Financial Officer from November 1995 to July 1998. Mr. Michaels received a B.S. in Electrical Engineering, a M.S. E.C.E. and a Ph.D. E.C.E. from Carnegie Mellon University.

Thomas Caulfield, Ph.D., has served as a director since September 2006. Mr. Caulfield currently serves as Executive Vice President of Sales, Marketing and Customer Satisfaction for Novellus Systems Inc. Prior to joining Novellus in October 2005, Mr. Caulfield had been employed at IBM for 16 years, serving in several executive management positions. Most recently he served as Vice President of 300MM Semiconductor Operations and was responsible for IBM’s premiere semiconductor facility in East Fishkill, New York. Prior to joining IBM, Mr. Caulfield worked at Phillips Laboratory as a senior member of the research staff and began his working career at Columbia University. Mr. Caulfield received a B.S. in Physics from St. Lawrence University and a B.S., M.S., and a Ph.D in Materials Science/Metallurgy from Columbia University.

Albert Y.C. Yu, Ph. D., has served as a director since August 2005 and also serves as Chairman of the Compensation Committee. Mr. Yu currently is active in private venture investing and serves on several high technology company boards. Previously, Mr. Yu had been employed with Intel Corporation for almost 30 years until his retirement in 2002. At Intel, he held numerous technical and executive management positions, most recently as a Senior Vice President and a member of the Corporate Management Committee, with responsibilities for corporate strategy, microprocessors, chipsets, and software. Mr. Yu received a B.S. from the California Institute of Technology, and an M.S. and Ph.D. from Stanford University, all in electrical engineering.

R. Stephen Heinrichs has served as a director since August 2005. Mr. Heinrichs, who has been appointed Chairman of the Audit Committee, currently is a private investor and serves on a number of private company boards of directors, including Catapult Communications, a digital telecommunications testing company. Mr. Heinrichs brings over 30 years experience in finance and operations through positions held in public accounting and, most recently, before his retirement in 2001, as Chief Financial Officer of Avistar Communications Corporation, a publicly-held video communications company he co-founded and for which he presently serves as a director. From January 2003, until the company was acquired in 2005, Mr. Heinrichs was a member of the board of directors of Artisan Components and was its audit committee chairman. Mr. Heinrichs received a B.S. in Accounting from California State University Fresno and is a Certified Public Accountant.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Deloitte & Touche LLP has served as our independent registered public accounting firm since September 18, 1998. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of auditors.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP and Deloitte Tax LLP for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees

Audit Fees	$903,945	$681,220
Audit-Related Fees	42,000	29,095
Tax Fees:
Tax Compliance/Preparation	76,612	105,408
Other Tax Fees	360,987	91,793

Total Tax Fees	437,599	197,201
All Other Fees	—	—
Total Fees	$1,383,544	$907,516

Audit Fees.  The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, and for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years 2006 and 2005 totaled approximately $903,945 and $681,220, respectively.

Audit-Related Fees.  The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for assurance and related services for the fiscal years ended December 31, 2006 and December 31, 2005 totaled $42,000 and $29,095, respectively. The audit-related fees for the fiscal years ended December 31, 2006 and December 31, 2005 included fees for financial accounting and reporting consultations. The audit-related fees for the fiscal year ended December 31, 2006 included fees for due diligence services in connection with the acquisition of Si Automation, S.A.

Tax Fees.  The aggregate fees billed or expected to be billed by Deloitte Tax LLP for tax compliance/preparation services for the fiscal years ended December 31, 2006 and December 31, 2005 totaled $76,612 and $105,408, respectively. Tax compliance/preparation services consisted of fees billed for assistance in preparation of the Company’s U.S. federal, state and local tax returns. The aggregate fees billed by Deloitte Tax LLP for other tax services for the fiscal years ended December 31, 2006 and December 31, 2005 totaled $360,987 and $91,793, respectively. Other tax services consisted of fees billed for tax services related to international and domestic tax consulting and planning. Other tax services for the fiscal year ended December 31, 2006 included fees for due diligence services in connection with the acquisition of Si Automation, S.A.

All Other Fees.  There were no fees billed or expected to be billed by Deloitte & Touche LLP and Deloitte Tax LLP for all other services rendered to the Company during the fiscal years ended December 31, 2006 and December 31, 2005, other than those disclosed above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to an initial estimated budget. Deloitte & Touche LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by Deloitte & Touche LLP in accordance with this pre-approval, and the fees performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the last fiscal year (the period from December 31, 2005 through December 31, 2006), the Board met nine times and took action by unanimous written consent six times during the same period. Each director attended at least 75% of all Board and applicable committee meetings during this time. The Board has four standing committees: the Nominating and Corporate Governance Committee, the Compensation Committee, the Special Option Committee and the Audit Committee. Each of these committees has a written charter approved by the Board (except for the Special Option Committee). A copy of each charter can be found on our website at www.pdf.com. The members of the committees are identified in the following table:

Nominating and
	Corporate						Special
	Governance		Compensation		Audit		Options
Director	Committee		Committee		Committee		Committee

John K. Kibarian, Ph.D.							X
Lucio L. Lanza	X	*	X		X
Kimon Michaels, Ph.D.
Thomas Caulfield, Ph.D.			X
Susan H. Billat	X				X
Albert Y.C. Yu, Ph.D.	X		X	*
R. Stephen Heinrichs					X	*

*	Chair of Committee

The Compensation Committee held five meetings during the fiscal year ended December 31, 2006. The functions of the Compensation Committee are to establish and administer our policies regarding annual executive salaries and cash incentives and long-term equity incentives and to assist with the administration of our 2001 Stock Plan and 2001 Employee Stock Purchase Plan. Each of the members of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “Non-Employee Director” under Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended.

The Board approved the formation of a Special Option Committee in June of 2000 to assist the Compensation Committee by serving as administrator for our stock plans for the purposes of granting options to purchase up to 35,000 shares of common stock to new, non-executive employees. In January of 2002, the Board also authorized the Special Option Committee to approve merit stock increases to existing employees by granting them options to purchase up to 15,000 shares of common stock. Mr. Kibarian comprises the Special Option Committee, with Mr. Jones serving in a confirmatory role. The Special Option Committee took action by unanimous written consent fifteen times during the fiscal year ended December 31, 2006.

The Audit Committee held nine meetings and took action by unanimous written consent three times during the fiscal year ended December 31, 2006. The functions of the Audit Committee are to recommend the engagement of the independent public auditors, to monitor the effectiveness of our internal and external audit efforts, and to monitor and assess the effectiveness of our financial and accounting organization and our system of internal accounting controls. The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC require us to disclose whether the Audit Committee includes at least one member who is an “Audit Committee Financial Expert” within the meaning of such Act and rules. The Board has determined that there is at least one such financial expert on the Audit Committee and has designated R. Stephen Heinrichs as its Audit Committee Financial Expert. The Board believes that Mr. Heinrichs qualifies as such an expert in view of his over 30 years experience in finance and operations, holding various positions in public accounting and with companies in the private sector including most recently, the Chief Financial Officer of Avistar Communications Corporation and serving on the board of directors and as the audit committee chairman of Artisan Components. Mr. Heinrichs received a B.S. in Accounting from California State University Fresno and is a Certified Public Accountant. As a result of such background and experience, the Board believes that Mr. Heinrichs has acquired an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with accounting estimates, accruals and reserves, experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to those of the Company, an understanding of internal control over financial reporting and an understanding of Audit Committee functions.

The Nominating and Corporate Governance Committee held one meeting during the fiscal year ended December 31, 2006. The functions of the Nominating and Corporate Governance Committee are to oversee all aspects of the Company’s corporate governance functions on behalf of the Board and make recommendations on corporate governance issues, identify, review and evaluate candidates to serve as directors and to make other recommendations to the Board regarding affairs related to the directors of the Company. The Nominating and Corporate Governance Committee does not set specific criteria for directors but believes the Company is well served when the Board is appropriately sized, the members of the Board possess the requisite talents and experience with respect to technology, business, finance, administration, and public service, the members of the Board possess a variety of backgrounds and demonstrated personal integrity, character and acumen that complement the core components of the Board. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under Nasdaq rules. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. The Nominating and Corporate Governance Committee considers properly submitted stockholder nominees for director in the same manner as nominees for director from other sources. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination. If any member of the Board does not wish to continue in service, the Board decides not to re-nominate a member for re-election or the Board decides to expand the size of the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the guidelines set forth above. Current members of the Nominating and Corporate Governance Committee are polled for suggestions as to individuals meeting the guidelines of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify, evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary. Stockholders may send any recommendations for director nominees or other communications to the Board of Directors or any individual director in accordance with Section 2.5 of the bylaws of the Company at the following address:

Board of Directors (or Nominating and Corporate Governance
Committee or name of individual director)
c/o Corporate Secretary
PDF Solutions, Inc.
333 West San Carlos Street, Suite 700
San Jose, California 95110

The Company strongly encourages all of the members of its Board of Directors to attend its Annual Meeting of Stockholders. Five members of the Board attended our Annual Meeting last year.

Director Independence

The Company has adopted standards for director independence pursuant to Nasdaq listing standards and SEC rules. An “independent director” means a person other than an officer or employee of the Company or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member has had any direct or indirect material relationship with the Company within the last three years.

The Board considered relationships, transactions or arrangements with each of the directors, including relationships and transactions discussed in “Certain Relationships and Related Transactions,” and concluded that none of the non-employee directors has any relationships with PDF that would impair his or her independence. The Board has determined that each member of the Board, other than Messrs. Kibarian and Michaels, is an independent director under applicable Nasdaq listing standards and SEC rules. These directors did not meet the independence standards because they are employees of PDF Solutions. In addition, the Board has also determined that:

•	all directors who serve on the Audit, Compensation, and Nominating and Corporate Governance Committees are independent under applicable Nasdaq listing standards and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they not directly or indirectly receive compensation from PDF other than their compensation as directors.

The independent directors meet regularly (at least twice per year) in executive session without the presence of the non-independent directors or members of the Company’s management on regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate.

Our non-employee directors received the following cash compensation for serving on the Board of Directors during the fiscal year ended December 31, 2006:

•	an annual cash retainer fee in the amount of $15,000;

•	per meeting fees of $1,500 per board meeting ($500 for telephone participation); and

•	per meeting fees of $1,000 per committee meeting ($500 for telephone participation) for committee meetings held on days other than the same day as a board meeting (in which case there is no additional per meeting fee).

The Chairman of the Board received additional fees consisting of an annual cash retainer in the amount of $30,000 plus an option to purchase 30,000 shares a year. Committee chairpersons received additional fees as follows: Audit Committee Chair, $10,000 plus an option to purchase 5,000 shares per year; Compensation Committee Chair, $5,000 plus an option to purchase 5,000 shares per year; and the Nominating and Corporate Governance Committee Chair, $5,000 plus an option to purchase 5,000 shares per year. Directors were reimbursed for reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings. Our 2001 Stock Plan provides for the automatic grant of nonstatutory options to non-employee directors. Each new director subsequent to July 26, 2001, the effective date of our initial public offering, will be granted options to purchase 30,000 shares upon joining the Board. In addition, each non-employee director is currently granted options to purchase 15,000 shares each year following the conclusion of the Annual Meeting of Stockholders for such year. These grants each vest at the rate of 25% on the one-year anniversary of the date of grant, and at the rate of 1/48 of the total options granted at the end of each month thereafter.

The non-employee directors received the following compensation during the fiscal year ended December 31, 2006:

				Change in
				Pension Value
	Fees			and
	Earned or			Nonqualified
	Paid in	Stock		Deferred	Non-Equity
	Cash	Awards	Option	Compensation	Incentive Plan	All Other
Name	($)(2)	($)	Awards(1)	Earnings	Compensation	Compensation	Total($)

Susan H. Billat	$23,000	—	$76,127	—	—	—	$99,127
Thomas Caulfield	6,375	—	11,172	—	—	—	17,547
R. Stephen Heinrichs	35,500	—	142,965	—	—	—	178,465
Lucio Lanza	58,500	—	201,325	—	—	—	259,825
Albert Y.C. Yu	23,500	—	120,796	—	—	—	144,296
B. J. Cassin(2)	27,500	—	87,073	—	—	—	114,573

(1)	The amounts in this column reflect the dollar amount of awards pursuant to the applicable Equity Incentive Plan recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R).

(2)	Mr. Cassin resigned as a director effective September 15, 2006.

CORPORATE GOVERNANCE

The Company provides information on its website about its corporate governance policies, including the Company’s Code of Ethics, and charters for the committees of the Board. The website can be found at www.pdf.com.

The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of Nasdaq and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

A majority of the board members are independent as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers;

All members of the key board committees — the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee — are independent as the term is defined under the Nasdaq rules;

The independent members of the Board meet at least twice per year in execution sessions without the presence of management;

The Company has an ethics hotline available to all employees, and the Company’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, or auditing matters; and

The Company has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer, as well as the Board of Directors.

Our Board welcomes communications from our stockholders. Stockholders may send communications to the Board, or any director in particular, at the following address: Investor Relations, c/o PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110. Any correspondence addressed to the Board or to any one of our directors care of our offices is reviewed by our Investor Relations department and presented from time to time to the Board at its regular meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much common stock is owned by owners of more than 5% of our outstanding common stock and by the directors, the Named Executive Officers identified in the Summary Compensation Table, and all executive officers and directors as a group, as of March 31, 2007. Except as otherwise indicated, the address for each person listed as a director or officer is c/o PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, CA 95110. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power, or shares such powers with his spouse, with respect to the shares shown as beneficially owned.

	Amount and
	Nature of	Percentage of
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership(1)	Stock(1)(2)

5% Stockholders:
William Blair & Company, L.L.C.	3,897,936	13.93%
222 W. Adams
Chicago, IL 60606(3)
FMR Corp.	3,572,740	12.77
82 Devonshire Street
Boston, Massachusetts 02109(4)
T. Rowe Price Associates, Inc.	3,009,431	10.76
100 E. Pratt Street
Baltimore, Maryland 21202(5)
TimesSquare Capital Management, LLC	1,556,400	5.56
1177 Avenue of the Americas - 39th Floor
New York, New York 10036(6)
Directors and Named Executive Officers:
John K. Kibarian(7)	2,652,756	9.48
Kimon Michaels(8)	1,641,564	5.87
Lucio L. Lanza(9)	167,772	*
Rebecca Baybrook(10)	116,158	*
Keith Jones(11)	86,041	*
Zia Malik(12)	53,673	*
Susan H. Billat(13)	49,997	*
R. Stephen Heinrichs(14)	20,311	*
Albert Y. C. Yu(15)	16,874	*
Thomas Caulfield	0	*
All directors and executive officers as a group (15 persons)(16)	6,666,924	23.83%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules. Beneficial ownership calculations for 5% stockholders are based primarily on publicly-filed Schedule 13D’s or 13G’s, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2006. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after March 31, 2007.

(2)	Percentage of beneficial ownership is based on 27,979,623 shares outstanding as of March 31, 2007. For each named person, the percentage ownership includes stock which the person has the right to acquire within 60 days after March 31, 2007, as described in Footnote 1. However, such shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person.

(3)	The Schedule 13G Amendment filed on January 17, 2007 by William Blair & Company, L.L.C. (“William Blair”), an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934, indicates that William Blair has sole dispositive and voting power of 3,897,936 shares.

(4)	Based solely on information contained in the Schedule 13G Amendment jointly filed by Edward C. Johnson 3d and FMR Corp. (“FMR”) on February 14, 2007. Fidelity Management & Research Company (“Fidelity Management”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,572,740 shares of the Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”). The ownership of one investment company, Fidelity Small Cap Stock Fund, amounted to 2,710,124 shares or 9.686% of PDF’s Common Stock outstanding. Fidelity Small Cap Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR, through its control of Fidelity Management, and the funds each has sole power to dispose of the 3,572,740 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of any of the shares of PDF Common Stock owned directly by the Funds, which power resides with the funds’ Board of Trustees. Fidelity Management carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees.

(5)	The Schedule 13G Amendment filed on February 14, 2007 by T. Rowe Price Associates, Inc. (“Price Associates”), an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, indicates that Price Associates has sole dispositive power of 3,009,431 shares and sole voting power of 294,800 shares.

(6)	The Schedule 13G Amendment filed on February 9, 2007 by TimesSquare Capital Management, LLC (“TimesSquare”), an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, indicates that Capital Research has sole dispositive and voting power of 1,556,400 shares. Capital Research disclaims beneficial ownership of 1,556,400 shares pursuant to Rule 13d-4.

(7)	Includes 180,000 shares issuable upon the exercise of stock options as of March 31, 2007 or within 60 days thereafter.

(8)	Includes 229,288 shares issuable upon the exercise of stock options as of March 31, 2007 or within 60 days thereafter.

(9)	Includes 92,498 shares issuable upon the exercise of stock options as of March 31, 2007 or within 60 days thereafter.

(10)	Includes 113,801 shares issuable upon the exercise of stock options as of March 31, 2007 or within 60 days thereafter.

(11)	Includes 82,538 shares issuable upon the exercise of stock options as of March 31, 2007 or within 60 days thereafter.

(12)	Includes 53,673 shares issuable upon the exercise of stock options as of March 31, 2007 or within 60 days thereafter.

(13)	Includes 49,997 shares issuable upon the exercise of stock options as of March 31, 2007 or within 60 days thereafter.

(14)	Includes 20,311 shares issuable upon the exercise of stock options as of March 31, 2007 or within 60 days thereafter.

(15)	Includes 16,874 shares issuable upon the exercise of stock options as of March 31, 2007 or within 60 days thereafter.

(16)	Includes an aggregate of 1,343,755 shares issuable upon the exercise of stock options, as of March 31, 2007 or within 60 days thereafter.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, including the 1996 Stock Option Plan, the 1997 Stock Plan, 2001 Stock Plan (the “2001 Plan”), Sub-Plan to the 2001 Stock Plan (France), the Stock Option/Stock Issuance Plan and our Employee Stock Purchase Plan (ESPP).

				Number of Securities
				Remaining Available for
	Number of Securities			Future Issuance Under
	to be Issued Upon		Weighted-Average	Equity Compensation
	Exercise of		Exercise Price of	Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warranties and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity Compensation Plans Approved by Stockholders(1)	6,338,263		$12.218	1,354,886	(2)(3)(4)
Equity Compensation Plans Not Approved by Stockholders	325,831	(5)	$9.990	280,428	(5)

Total	6,664,094			1,635,314

(1)	For a description of these plans, see Note 7 to our Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2006.

(2)	Includes 663,950 shares available for issuance pursuant to options, stock appreciation rights, stock purchase rights and long-term performance awards under the 2001 Plan. The 2001 Plan includes an “evergreen” feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of our fiscal years through 2011, equal to the lesser of 3,000,000 shares, 5% of our outstanding common stock on the last day of the immediately preceding fiscal year or such amount as is determined by our Board of Directors.

(3)	Includes 690,936 shares available for issuance under the ESPP. The ESPP, designed to comply with Internal Revenue Code Section 423, includes an “evergreen” feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of our fiscal years through 2011, equal to the lesser of 675,000 shares, 5% of our outstanding common stock on the last day of the immediately preceding fiscal year or such amount as is determined by our Board of Directors.

(4)	Other than in connection with outstanding awards, no shares remain available for issuance pursuant to either of the 1996 Stock Option Plan or the 1997 Stock Plan.

(5)	The Stock Option/Stock Issuance Plan was assumed by us upon the acquisition of IDS Software Systems, Inc. The options generally vest at 25% after the first year and then at 1/48 of the granted options at each month thereafter. All options expire 10 years after the grant date. The vesting for certain options is accelerated upon a change in control of PDF.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

Compensation Discussion and Analysis

We maintain an executive compensation program comprised of fixed and variable performance elements. The design and operation of the program reflect the following objectives:

•	Recruiting and retaining talented leadership.

•	Rewarding executive behavior that creates value over time for clients and shareholders.

•	Connecting total compensation to overall corporate performance.

•	Emphasizing at-risk and performance-based compensation, progressively weighted for client and market responsibility.

•	Adhering to high ethical standards.

Our compensation elements simultaneously fulfill one or more of these objectives. These elements consist of (1) base salary, (2) performance bonus, (3) long-term equity incentives, and (4) perquisites, health and welfare benefits and other compensation. Each component aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job, linking individual performance to the Company’s performance, or by ensuring healthy employees. Each of these compensation elements is described in more detail below.

Compensation Determination Process

Our Compensation Committee develops, reviews and approves each of the elements of the executive compensation program of the Company as a whole and for our named executive officers individually and regularly assesses the effectiveness and competitiveness of the program.

In the first quarter of each year, the Compensation Committee typically reviews the performance of each of our named executive officers for the previous year. In connection with this review, the Compensation Committee reviews and adjusts, as appropriate, annual base salaries for our named executive officers, determines their incentive bonuses relating to prior year performance and approves elements of the incentive bonus program for the current year, including target bonuses and corporate objectives. Consistent with prior years, during the fourth quarter, the Compensation Committee typically grants annual refresh stock option awards to our named executive officers and certain other eligible employees. The Compensation Committee also, on occasion, meets with our chief executive officer and our vice president of human resources to obtain recommendations with respect to the Company’s compensation programs and practices generally. The Compensation Committee considers, but is not bound to accept, management’s recommendations with respect to named executive officer compensation.

The Compensation Committee discusses our chief executive officer’s compensation package with him, but makes decisions with respect to his compensation without him present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Board approved the formation of a Special Option Committee in June of 2000 to assist the Compensation Committee by serving as administrator for our stock plans for the purposes of granting options to purchase up to 35,000 shares of common stock to new, non-executive employees. In January of 2002, the Board also authorized the Special Option Committee to approve merit stock increases to existing employees by granting them options to purchase up to 15,000 shares of common stock. Mr. Kibarian, our Chief Executive Officer and President comprises the Special Option Committee, with Mr. Jones, our Chief Financial Officer and Vice President of Finance, serving in a confirmatory role.

In making compensation decisions, it has been the practice of the Compensation Committee to review the historical levels of each element of a named executive officer’s total compensation and to compare each element with that of the executive officers in an appropriate market comparison group, which includes other comparable companies within our industry, other high-technology companies of similar size in terms of revenue and market capitalization, and companies which are otherwise relevant. In the first quarter of 2006, the comparison of each named executive officer’s compensation to market compensation data was prepared by our internal human resources staff with the assistance of a compensation consultant. Our staff referred to, among other things, market data obtained from both Radford High-Tech Executive Surveys and proxy data for peer companies. This data was then presented to our chief executive officer and the Compensation Committee pursuant to the process described above.

However, we do not believe that it is appropriate to establish compensation levels based solely on benchmarking. Our Compensation Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and carefully evaluating a named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation, the Compensation Committee does not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine named executive officer compensation. Instead, the Compensation Committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and to retain them to continue their careers with PDF on a cost-effective basis.

Base Salaries

In general, base salaries for our named executive officers are initially established through arms-length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary and competitive salary information for companies that are comparable to ours. We have entered into employment agreements or employment offer letters with each of our named executive officers setting forth their initial base salaries. Base salaries of our named executive officers are reviewed annually and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases take into account the executive officer’s current salary and market benchmarks for similar positions. In addition to considering the competitive pay practices of other companies, we also consider the amounts paid to an executive officer’s peers inside the company by conducting an internal analysis which compares the pay of each executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective and contingent on the achievement of performance objectives.

In early 2006, the Compensation Committee reviewed the base salaries for all of the named executive officers employed by us at that time and set the base salaries to be in effect during 2006. These base salaries were set based on the Compensation Committee’s analysis of the foregoing factors. The actual base salaries paid to all of our named executive officers for 2006 are set forth in the “Summary Compensation Table” below.

Performance Bonuses

It is the Compensation Committee’s objective to emphasize pay-for-performance and to have a significant percentage of each named executive officer’s total compensation contingent upon the Company’s performance, as well as upon his or her individual level of performance and contribution toward the Company’s performance.

The Company has structured its incentive bonuses as an annual cash-based, pay-for-performance incentives, whose purpose is to motivate and reward eligible employees for their contributions to strong annual business performance by making a substantial portion of their cash compensation variable and dependent upon the company’s annual financial performance. Based on these objectives, the Compensation Committee developed and approved corporate and individual specific performance measures for use during fiscal 2006, under which eligible employees, including several of our named executive officers, were evaluated with respect to fiscal 2006.

For 2006, the primary financial performance measures for funding the incentive bonus program consisted of total revenue, non-GAAP net income and non-GAAP net income per share. In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), PDF also provides certain non-GAAP financial measures that exclude the effects of stock-based compensation expense, amortization of acquired intangible assets, the write-off of in-process research and development and their related income tax effects. PDF believes that these measures provide valuable supplemental information regarding

PDF’s operating results. These non-GAAP financial measures are used internally by PDF to measure the company’s profitability and performance and are used to determine the level for which the incentive bonus program will be funded. PDF’s management believes that excluding the effects of stock-based compensation expense, amortization of acquired intangible assets, the write-off of in-process research and development and their related income tax effects, provides a useful supplemental measure of the company’s ongoing operations in light of the fact that neither category of expense has a current effect on the future uses of cash nor do they have use with regards to the generation of current or future revenues. These non-GAAP results are not considered an alternative to, or a substitute for, GAAP financial information, and may be different from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. Since management uses these non-GAAP financial measures internally to measure profitability and performance, and to determine the funding level of its incentive bonus program, PDF includes these non-GAAP measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP financial measure when presenting its financial results to its investors. Incentive bonuses are paid only if the Company meets the financial objectives established at the beginning of the year. The incentive bonus that any particular employee is eligible to earn is established as a percentage of the individual’s target bonus. Following the end of fiscal 2006, the Compensation Committee compared the Company’s actual performance to the performance measures established in early fiscal 2006. As a result, the Company did not fund its incentive bonus program for 2006.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our executive officers with the interests of our stockholders and to provide each executive officer with an incentive to manage PDF from the perspective of an owner with an equity stake in the business. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of our executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the company, the size of prior grants and competitive market data. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

To reward and retain our executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicle for long-term compensation opportunities. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe the options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

Consistent with the process in place in prior years, annual grants of options are typically approved by the Compensation Committee during the fourth quarter of the year. While the vast majority of stock option awards to our employees have been made pursuant to our annual grant program, the Compensation Committee retains discretion to make stock option awards to employees at other times, including in connection with the hiring of an employee, the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

The exercise price of each stock option grant is the fair market value of PDF common stock on the grant date, which our equity incentive plans define to be the closing price of our common stock on the Nasdaq National Market on the date of grant. Except as otherwise described in this proxy statement, stock option awards to our executive officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the option grant and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. We do not have any security ownership requirements for our named executive officers.

In October 2006, the Board awarded annual refresh stock option grants to our executive officers employed as of that date in accordance with the factors described above. These refresh stock option grants to the named executive officers are reflected in the Grants of Plan-Based Awards Table below.

Perquisites, Health and Welfare Benefits and Other Compensation

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits.

We do not generally provide significant perquisites or personal benefits to our named executive officers.

Tax Deductibility of Executive Compensation

The Compensation Committee and our Board of Directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance based. In approving the amount and form of compensation for our executive officers, the Compensation Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed the Company’s Compensation Discussion and Analysis (“CD&A”) for the fiscal year ended December 31, 2006. Based on the review, the Compensation Committee recommended to the Board that the Company’s CD&A be included in its Proxy Statement for the fiscal year ended December 31, 2006, for filing with the U.S. Securities and Exchange Commission.

THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF PDF SOLUTIONS, INC.:

Albert Y.C. Yu, Ph.D., Chair
Lucio Lanza
Thomas Caulfield, Ph.D.

The following table shows the compensation earned by (a) the person who served as our Chief Executive Officer during the fiscal year ended December 31, 2006; (b) the person who served as our Chief Financial Officer during the fiscal year ended December 31, 2006; and (c) the three other most highly compensated individuals who served as an executive officer during the fiscal year ended December 31, 2006 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Nonqualified
						Non-Equity		Deferred
				Stock	Option	Incentive Plan		Compensation	All Other
Name &		Salary	Bonus	Awards	Awards	Compensation		Earnings	Compensation		Total
Principal Position	Year	($)	($)	($)	($)(1)	($)		($)	($)(2)		($)

John K. Kibarian	2006	250,000	—	—	20,693	—		—	621		$271,314
Chief Executive Officer, President and Director
Keith A. Jones	2006	200,000	—	—	347,399	—		—	621		548,021
Chief Financial Officer and Vice President, Finance
Rebecca M. Baybrook	2006	200,000	—	—	167,871	—		—	620		368,491
Vice President, Human Resources
Zia Malik	2006	190,000	—	—	124,905	50,000	(3)	—	15,217	(4)	380,121
Vice President, Sales
Kimon W. Michaels	2006	210,000	—	—	175,499	—		—	4,659	(4)	390,158
Vice President, Field Operations for Manufacturing Process Solutions and Director

(1)	The amounts in this column reflect the dollar amount of awards pursuant to the applicable Equity Incentive Plan recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R).

(2)	Amounts listed under “All Other Compensation” represent the dollar value of premiums for term life insurance paid by us on behalf of each Named Executive Officer during the fiscal year ended December 31, 2006. There is no cash surrender value under these life insurance policies.

(3)	Represents commissions paid to Mr. Malik.

(4)	Includes payment of paid time off.

GRANTS OF PLAN BASED AWARDS FOR 2006

The table below summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended December 31, 2006.

										All Other
									All Other	Stock	Exercise	Grant Date
			Estimated Future Payouts			Estimated Future Payouts			Stock	Awards:	or Base	Fair Value
			under Non-Equity			under Equity			Awards:	Number of	Price of	of Stock
			Incentive Plan Awards			Incentive Plan Awards			Number	Securities	Option	or Option
		Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	Underlying	Awards	Awards
Name	Grant Date	Date	($)	($)	($)	(#)	(#)	(#)	of Stock	Options	($/share)	($)(1)

John K. Kibarian Chief Executive Officer, President and Director	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Keith A. Jones Chief Financial Officer and Vice President, Finance	11/01/2006	10/23/2006	n/a	n/a	n/a	n/a	30,000	n/a	n/a	n/a	14.04	255, 910
Rebecca M. Baybrook Vice President, Human Resources	11/01/2006	10/23/2006	n/a	n/a	n/a	n/a	40,000	n/a	n/a	n/a	14.04	341,213
Zia Malik Vice President, Sales	11/01/2006	10/23/2006	n/a	n/a	n/a	n/a	21,000	n/a	n/a	n/a	14.04	179,137
Kimon Michaels Vice President, Field Operations for Manufacturing Process Solutions and Director	11/01/2006	10/23/2006	n/a	n/a	n/a	n/a	40,000	n/a	n/a	n/a	14.04	341,213

(1)	The estimated grant date present value of the stock options granted during fiscal year 2006 has been calculated using the Black-Scholes stock option pricing model, based upon the following assumptions: estimated time until exercise of 6.1 years; a risk-free interest rate of 4.55%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 60.9%; a dividend yield of 0% since no dividends are currently paid on the Company’s common stock; and a forfeiture rate of 11%. The approach used in developing the assumptions upon which the Black-Scholes valuations were calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Equity Incentive
			Plan Awards
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options	Options	Unearned	Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)	Options (#)	Price ($)	Date

John K. Kibarian	100,000	—	—	12.87	5/7/2012
Chief Executive Officer,	73,332	6,668	—	6.39	4/21/2013
President and Director			—

Keith A. Jones	13,666	2,334	—	11.50	8/26/2013
Chief Financial Officer and	2,260	1,240	—	9.59	5/3/2014
Vice President, Finance	29,166	70,834	—	15.77	10/13/2015
	25,000	—	—	15.77	10/13/2015
	—	30,000	—	14.04	11/1/2016

Rebecca M. Baybrook	80,000	—	—	10.44	5/23/2012
Vice President, Human	14,635	3,334	—	6.39	4/21/2013
Resources	11,666	28,334	—	14.58	10/27/2015
	—	40,000	—	14.04	11/1/2016

Zia Malik	37,499	12,501	—	12.60	12/15/2013
Vice President, Sales	1,541	6,282	—	9.66	9/3/2014
	4,374	10,626	—	14.58	10/27/2015
	—	21,000	—	14.04	11/1/2016

Kimon Michaels	80,000	—	—	12.87	5/7/2012
Vice President, Field	73,332	6,668	—	6.39	4/21/2013
Operations for Manufacturing	52,497	17,503	—	12.60	12/15/2013
Process Solutions and Director	6,999	17,001	—	14.58	10/27/2015
	—	40,000	—	14.04	11/1/2016

OPTION EXERCISES AND VESTED STOCK FOR THE YEAR ENDED DECEMBER 31, 2006

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

John K. Kibarian	—	—	n/a	n/a
Chief Executive Officer, President and Director
Keith A. Jones	—	—	n/a	n/a
Chief Financial Officer and Vice President, Finance
Rebecca M. Baybrook	22,031	180,325	n/a	n/a
Vice President, Human Resources
Zia Malik	17,177	78,466	n/a	n/a
Vice President, Sales
Kimon Michaels	—	—	n/a	n/a
Vice President, Field Operations for Manufacturing Process Solutions

Change of Control Arrangements

On July 9, 1998, we entered into a letter agreement with Mr. Melman to act as our Vice President, Finance and Administration and Chief Financial Officer. This letter agreement provides that in the event Mr. Melman is terminated without cause any time after his one-year anniversary with us and there is no change of control, Mr. Melman will receive six months accelerated vesting of shares purchased pursuant to an option or restricted stock purchase agreement. In the event of a change of control, Mr. Melman will receive twenty-four (24) months accelerated vesting, regardless of whether his employment is terminated. Additionally, in the event Mr. Melman’s employment with the Company is terminated by the Company at any time without cause, he will be entitled to receive both (a) six (6) months acceleration of vesting, and (b) his monthly base salary and benefits for a period of six months, paid on a monthly basis. “Change of control” is defined as an event whereby a party or group of parties, different from those in control of PDF Solutions at the time of Mr. Melman’s offer, attains a majority voting right in PDF Solutions.

On October 10, 2005 we entered into a letter agreement with Mr. Keith A. Jones to act as our Vice President of Finance and Chief Financial Officer. This letter agreement provides that in the event of a change of control of PDF Solutions, he will be entitled to receive twenty-four (24) months acceleration of vesting, regardless of whether his employment is terminated. Additionally, in the event Mr. Jones’ employment with the Company is terminated by the Company at any time without cause, he will be entitled to receive both (a) twenty-four (24) months acceleration of vesting and (b) his monthly base salary and benefits for a period of six months, paid on a monthly basis. For purposes of Mr. Jones’ agreement, a “change of control” is defined as an event whereby a party or group of parties, different from those maintaining control at the time of Mr. Jones’ agreement, acquires more than 50% of PDF’s outstanding Common Stock.

On November 17, 2005, we entered into acceleration agreements with each of Lucio L. Lanza, Susan H. Billat, Albert Y.C. Yu and R. Stephen Heinrichs pursuant to which all of the options to purchase shares of our stock that have been granted or will be granted to each of the aforementioned directors will become vested and exercisable in full in the event of a change in control of PDF. Each of the acceleration agreements will generally remain in effect until terminated by PDF or, if earlier, the date the director in question ceases to provide services to PDF. For purposes of these agreements, a “change of control” is defined as an event whereby a party or group of parties, different from those maintaining control at the time of the acceleration agreement, attains a majority voting right in PDF.

The following table shows potential payments upon termination without cause for Mssrs. Melman and Jones assuming such termination occurred on December 29, 2006 and the price per share of the Company’s Common Stock was the closing market price on that date.

Payments Upon Termination Without Cause

		Stock Option
Name	Base Salary(1)($)	Acceleration($)	Bonus($)	Other(2)($)

Melman, Steve	102,500	26,872(3)	—	7,077
Jones, Keith	100,000	19,062(4)	—	5,606

(1)	Under the terms of the employment agreements, Mssrs. Melman and Jones are entitled to the severance payments listed in the table upon termination of their employment without cause, but they are not entitled to payment if they voluntarily resign.

(2)	Amount reflects total reimbursement of executive’s monthly COBRA premiums for continued group medical, dental and vision insurance coverage.

(3)	This represents 6 months of accelerated vesting on all options outstanding upon a termination without cause. The payments relating to stock options represent the value of the unvested stock options as of December 29, 2006, which would be subject to accelerated vesting as a result of the termination without cause, calculated by multiplying the number of accelerated options by the difference between the exercise price and the $14.45 closing price of our common stock on December 29, 2006.

(4)	This represents 24 months of accelerated vesting on all options outstanding upon a termination without cause. The payments relating to stock options represent the value of the unvested stock options as of December 29, 2006, which would be subject to accelerated vesting as a result of the termination without cause, calculated by multiplying the number of accelerated options by the difference between the exercise price and the $14.45 closing price of our common stock on December 29, 2006.

The following table shows potential payments upon a change of control for Mr. Melman, Mr. Jones, and the Company’s non-employee directors assuming such change of control occurred on December 29, 2006 and the price per share of the Company’s Common Stock was the closing market price on that date.

Payments Upon a Change of Control

				Stock Option
Name	Base Salary($)		Bonus($)	Acceleration($)		Other($)

Melman, Steve	102,500	(1)	—	31,177	(2)	7,077	(4)
Jones, Keith	100,000	(1)	—	19,062	(2)	5,606	(4)
Billat, Susan	n/a		n/a	83,920	(3)	—
Caulfield, Thomas	n/a		n/a	44,100	(3)	—
Heinrichs, R. Stephen	n/a		n/a	17,000	(3)	—
Lanza, Lucio L	n/a		n/a	215,654	(3)	—
Yu, Albert	n/a		n/a	12,750	(3)	—

(1)	Under the terms of the employment agreements, Mssrs. Melman and Jones are entitled to the severance payments listed in the table upon termination of their employment without cause, but they are not entitled to payment if they voluntarily resign.

(2)	This represents 24 months of accelerated vesting on all options outstanding upon a change in control, regardless of whether the executive is terminated or not. The payments relating to stock options represent the value of the unvested stock options as of December 29, 2006, which would be subject to accelerated vesting as a result of the change in control, calculated by multiplying the number of accelerated options by the difference between the exercise price and the $14.45 closing price of our common stock on December 29, 2006.

(3)	All unvested options immediately vest upon a change of control. The payments relating to stock options represent the value of unvested stock options as of December 29, 2006, when options would be subject to accelerated vesting as a result of the change in control, calculated by multiplying the number of accelerated options by the difference between the exercise price and the $14.45 closing price of our common stock on December 29, 2006.

(4)	Amount reflects total reimbursement of executive’s monthly COBRA premiums for continued group medical, dental and vision insurance coverage.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Lucio L. Lanza, Albert Y.C. Yu and Thomas Caulfield. No member of the Compensation Committee or executive officer of PDF Solutions has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Ms. Billat, Mr. Heinrichs and Mr. Lanza. Each of the members of the Audit Committee is independent as defined by the Nasdaq Marketplace Rules presently in place. In addition, our Board of Directors has determined that Mr. Heinrichs qualifies as an audit committee financial expert as defined by SEC rules.

Our Board of Directors has adopted a written charter for the Audit Committee which governs the Audit Committee’s functions and responsibilities. This charter was amended and restated on July 23, 2003 and again on January 26, 2005, in light of the Sarbanes-Oxley Act of 2002 and new SEC and NASD rules. The Audit Committee reviews and reassesses the adequacy of this charter at least once per year and makes recommendations to the Board regarding changes or amendments the Audit Committee deems appropriate.

The Audit Committee, subject to stockholder ratification, appoints the accounting firm to be engaged as the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring, overseeing and assessing the effectiveness of these processes.

The Audit Committee held nine meetings and acted three times by written consent during the fiscal year ended December 31, 2006. The meetings were designed to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, Deloitte & Touche LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and the independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm the adequacy of the Company’s internal control system, financial reporting procedures and the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm, Deloitte & Touche LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Deloitte & Touche LLP the issue of its independence from PDF Solutions, Inc.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS OF PDF SOLUTIONS, INC.:

R. Stephen Heinrichs, Chair
Susan H. Billat
Lucio L. Lanza

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to, and Other Arrangements with, Officers and Directors

We had an early exercise provision under our 1996 Stock Option Plan and 1997 Stock Plan, which allowed our optionholders and holders of stock purchase rights to purchase shares of stock underlying unvested options, subject to our own repurchase right. In addition, we previously had an employee loan program, which allowed employees to borrow the full exercise price of their options or stock purchase rights from us by signing a full recourse promissory note bearing interest at the applicable federal rate in the month of purchase. The following officers previously participated in the loan program and currently do not have notes outstanding:

In connection with his purchase of 200,000 shares of common stock on December 4, 1998 we loaned $75,000 to David A. Joseph under a four-year, 4.46% promissory note. In connection with his purchase of 33,333 shares on September 20, 1999 we loaned $12,500 to David Joseph under a four year, 4.46% promissory note and in connection with his purchase of 53,333 shares of common stock on July 14, 2000, we loaned $160,000 to Mr. Joseph under a four year, 6.62% promissory note. Mr. Joseph paid off the December 4, 1998 note and the September 20, 1999 note in August 2003 and the July 14, 2000 note in June 2005. These notes were full recourse notes secured by pledges of the shares of common stock purchased.

In connection with his purchase of 200,000 shares of common stock on July 14, 2000, we loaned $600,000 to John K. Kibarian under a four-year, 6.62% promissory note. Mr. Kibarian paid this note in March 2005. This note was a full recourse note secured by pledges of the shares of common stock purchased.

In connection with his purchase of 50,000 shares of common stock on July 24, 2001, we loaned approximately $550,000 to Lucio L. Lanza under a four-year, 7.75% promissory note. This note was a full recourse note secured by a pledge of the shares of common stock purchased. The outstanding balance was extinguished when we repurchased 44,942 shares of common stock from Mr. Lanza at the closing price on the date of repurchase, which was $16.52 per share, in exchange for the repayment of the note receivable and accrued interest in 2005.

Other Transactions

We have granted options to some of our officers and directors. Please see “Compensation of Executive Officers and Other Matters”. We have also entered into acceleration agreements with certain of our officers and directors. Please see “Change of Control Arrangements.”

Review, Approval and Ratification of Transaction with Related Persons

Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and/or officers and members of their families. While we do not maintain a written policy with respect to the identification, review, approval or ratification of transactions with related persons, the Company’s Code of Ethics prohibits conflicts of interest between an employee and the Company and requires an employee to report any such potential conflict to our Compliance Officer. In addition, each director is expected to identify to the Secretary, by means of an annual director questionnaire, any transactions between the Company and any person or entity with which the director may have a relationship that is engaged or about to be engaged in a transaction with the Company.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

We believe that all related-party transactions described above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than 10% of the common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during the fiscal year ended December 31, 2006, all Reporting Persons complied with all applicable filing requirements.

Other Matters

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

PETER COHN
Secretary

San Jose, California
April 24, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF PDF SOLUTIONS, INC. FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 30, 2007
     The undersigned stockholder of PDF Solutions, Inc., a Delaware corporation, (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2007, and hereby appoints John K. Kibarian and Keith A. Jones or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of PDF Solutions, Inc. to be held on Wednesday, May 30, 2007, at 1:30 p.m., (PDT) at the Fairmont Hotel, 170 South Market Street, San Jose, CA 95113, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:

SEE REVERSE SIDE
PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

SEE REVERSE SIDE

PDF SOLUTIONS, INC.
Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/pdfs	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☑	Please mark votes as in this example.
1. ELECTION OF DIRECTORS,
     (01) John K. Kibarian, Ph.D.
     (02) Sue H. Billat

FOR all nominees listed above (except as indicated).	☐	☐	WITHHOLD authority to vote for all nominees listed above	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

☐		MARK HERE FOR	☐
	If you wish to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.	ADDRESS CHANGE AND NOTE BELOW

2.	PROPOSAL TO RATIFY THE APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007:	FOR ☐	AGAINST ☐	ABSTAIN ☐
and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS; (2) FOR RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:	Signature:	Date: